ING  VARIABLE  ANNUITIES

                        PROFILE AND PROSPECTUS SUPPLEMENT

                               DATED MAY 22, 2000

                                     to the

                        Prospectuses dated May 1, 2001for

          the Deferred Combination Variable and Fixed Annuity Contracts

     ("GOLDENSELECT PREMIUM PLUS/R/ PROSPECTUS," "GOLDENSELECT PREMIUM PLUS
               GALAXY VIP/R/ PROSPECTUS," "GOLDENSELECT ACCESS/R/
   PROSPECTUS," "GOLDENSELECT DVA PLUS/R/ PROSPECTUS," "GOLDENSELECT VALUE/R/
                PROSPECTUS," "GOLDENSELECT ESII/R/ PROSPECTUS,"
                "GOLDENSELECT DVA PROSPECTUS," "GOLDENSELECT DVA
                      SERIES 100 PROSPECTUS" "GOLDENSELECT
                       ACCESS/R/ ONE PROSPECTUS," and the
                            "GOLDENSELECT/R/ LANDMARK
                                  PROSPECTUS"),

                                    issued by

                     Golden American Life Insurance Company,

                        Prospectuses dated May 1, 2001for

          the Deferred Combination Variable and Fixed Annuity Contracts
      ("GOLDENSELECT DVA PLUS/R/ PROSPECTUS" and "GOLDENSELECT DVA PLUS/R/
                            GALAXY VIP PROSPECTUS"),

                                    issued by
            First Golden American Life Insurance Company of New York,
                                   and to the
                        Prospectus dated May 1, 2001, for
         Individual Flexible Premium Deferred Variable Annuity Contracts
                         (the "EQUI-SELECT PROSPECTUS")
                                    issued by
                    Equitable Life Insurance Company of Iowa

Effective May 5, 2001, ING Pilgrim Investments, LLC, began directly managing the Pilgrim VIT Global Brand Names Fund (the "Fund") series of the Pilgrim Variable Insurance Trust under its existing Investment Management Agreement. ING Investment Management Advisors' B.V. no longer serves as Sub-Adviser of the Fund.

Effective May 9, 2001, the Board of Trustees of Pilgrim Variable Insurance Trust approved a change in the name of the Fund to "Pilgrim VIT Worldwide Growth Fund," and the Fund's investment strategy to the following:

     Under normal market conditions, the Fund invests at least 65% of its net assets in equity securities of issuers located in at least three countries, one of which may be the U.S. The Fund generally invests at least 75% of its total assets in common and preferred stocks, warrants and convertible securities. The Fund may invest in companies located in countries with emerging securities markets when the portfolio managers believe they present attractive investment opportunities.

THIS SUPPLEMENT SHOULD BE RETAINED WITH YOUR PROFILE AND PROSPECTUS.

110072                                                                05/22/01